Exhibit (h)(v)

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS SECOND AMENDED AND RESTATED AGREEMENT made as of February 1, 2024 by and between Perpetual Americas Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”) and JOHCM (USA) Inc, an investment adviser registered with the Securities and Exchange Commission (the “SEC”) with its principal office and place of business in Boston, Massachusetts (the “Adviser”) amends and restates the First Amended and Restated Expense Limitation Agreement dated as of October 30, 2023 (the “Prior Agreement”) between the JOHCM Funds Trust and the Adviser.

WHEREAS, the JOHCM Funds Trust was renamed Perpetual Americas Funds Trust on February 1, 2024 and the parties hereto wish to amend and restate the Prior Agreement to reflect the new name of the Trust;

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Amended and Restated Investment Advisory Agreement between the Trust and the Adviser dated as of February 1, 2024, as may be amended from time to time (the “Advisory Agreement”);

WHEREAS, the Trust and the Adviser each desire to enter into the arrangements described herein relating to certain fees and expenses of the Funds;

WHEREAS, certain series of Advisers Investment Trust, a Delaware Statutory Trust (each such series, an “AIT Predecessor Fund” and collectively, the “AIT Predecessor Funds”) were party to an Investment Advisory Agreement dated September 10, 2013, as amended, and an Expense Limitation Agreement dated September 10, 2013, as amended (the “AIT Predecessor Agreement”) by and between Advisers Investment Trust and J O Hambro Capital Management Limited (“JOH Ltd.”), an investment adviser registered with the SEC and affiliated company of the Adviser;

WHEREAS, under the AIT Predecessor Agreement, JOH Ltd. had a contractual right to recoup fees waived or expenses reimbursed with respect to each AIT Predecessor Fund under the AIT Predecessor Agreement, subject to certain limitations and conditions set forth in the AIT Predecessor Agreement;

WHEREAS, pursuant to Agreements and Plans of Reorganization dated January 8, 2021 (the “AIT Plans”), each AIT Predecessor Fund reorganized with and into a corresponding Fund (each such transaction, an “AIT Reorganization”), and, in connection with each such AIT Reorganization and subject to the terms of the AIT Plans, each AIT Predecessor Fund transferred all of its assets to a corresponding Fund and each such Fund assumed all liabilities of such AIT Predecessor Fund, and each AIT Predecessor Fund served as the accounting survivor to its corresponding Fund;

WHEREAS, the Trust, the Adviser, and JOH Ltd. previously agreed, upon consummation of the AIT Reorganizations, that the Adviser succeeded to JOH Ltd.’s right to recover fees and expenses under the AIT Predecessor Agreement and assumed a right to recover from a Fund amounts that would have been recoverable by JOH Ltd. from the corresponding AIT Predecessor Fund under the AIT Predecessor Agreement, subject to certain conditions and limitations;

WHEREAS, the Trust, the Adviser, and JOH Ltd. also agreed that any obligation that a Fund may have had under the AIT Predecessor Agreement, as a successor to an AIT Predecessor Fund, to make any payment to JOH Ltd. be terminated, extinguished and replaced in its entirety by the Fund’s payment obligation to the Adviser as set forth in this Agreement;

WHEREAS, the Trillium ESG Small/Mid Cap Fund (the “Trillium Predecessor SMID Fund”), a series of Professionally Managed Portfolios, a Massachusetts Business Trust (“PMP”), advised by Trillium Asset Management, LLC (“Trillium”), an investment adviser that is an affiliate of the Adviser and registered with the SEC with its principal place of business in Boston, Massachusetts, was party to an Investment Advisory Agreement dated June 30, 2020, as amended, and an Operating Expenses Limitation Agreement dated October 31, 2020, as amended (the “Trillium Predecessor Agreement”) by and between PMP and Trillium whereby Trillium had a contractual right to recoup fees waived or expenses reimbursed with respect to the Trillium Predecessor SMID Fund, subject to certain limitations and conditions set forth in the Trillium Predecessor Agreement; and

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated August 16, 2023 (the “Trillium Plan”), the Trillium Predecessor SMID Fund reorganized with and into the Trillium ESG Small/Mid Cap Fund, a series of the Trust, which is subadvised by Trillium (the “Trillium Reorganization”), and, in light of circumstances surrounding the Trillium Reorganization, the Trust and Adviser agreed that the Adviser shall be entitled to collect on behalf of Trillium amounts that would have been recoverable by Trillium from the Trillium Predecessor SMID Fund under the Trillium Predecessor Agreement, subject to the conditions and limitations described herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, to be effective with respect to a Fund upon either the consummation of the Fund’s AIT Reorganization, Trillium Reorganization, or the Fund’s commencement of operations:

1.	Fee Waiver and Expense Reimbursement

The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement (but not below zero) and/or reimburse other expenses of a Fund (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total operating expenses of the Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Excluded Expenses”)), to the amount of the “Maximum Operating Expense Limit” applicable to each class of the Fund as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2.	Recoupment

A. Each Fund agrees to repay (i) to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by such Fund to the Adviser pursuant to the Advisory Agreement and the amount of expenses reimbursed by the Adviser in accordance with Section 1 hereof (collectively, the “Recoupable Fees/Expenses”), (ii) to the Adviser any amounts accrued by such Fund’s AIT Predecessor Fund on its books as available for recoupment by JOH Ltd. pursuant to the AIT Predecessor Agreement (the “AIT Predecessor Recoupable Fees/Expenses”) and (iii) to the Adviser on behalf of Trillium (or directly to Trillium at the discretion of the Trust) any amounts accrued by such Fund’s Trillium SMID Predecessor Fund on its books as available for recoupment by Trillium pursuant to the Trillium Predecessor Agreement (the “Trillium Predecessor Recoupable Fees/Expenses”), subject to the limitations provided in this Section.

B. Such repayment shall be made monthly, but only if the operating expenses of the relevant class of shares of a Fund (exclusive of Excluded Expenses), without regard to such repayment, are at an annual rate equal to or less than the lesser of (i) the Maximum Operating Expense Limit for such class of shares of the Fund as set forth on Schedule A or (ii) the Maximum Operating Expense Limit in effect at the time of the initial waiver and/or reimbursement (which, for the avoidance of doubt, may be a limit under the AIT Predecessor Agreement or Trillium Predecessor Agreement, as applicable). Furthermore, the amount of Recoupable Fees/Expenses, AIT Predecessor Recoupable Fees/Expenses, and Trillium Predecessor Recoupable Fees/Expenses paid by a Fund with respect to any class of shares in any month shall be limited so that the sum of (i) the amount of such payments and (ii) the other operating expenses of the relevant class of the Fund (exclusive of Excluded Expenses) do not exceed the limitations set forth in the prior sentence.

C. Recoupable Fees/Expenses, AIT Predecessor Recoupable Fees/Expenses, and Trillium Predecessor Recoupable Fees/Expenses are subject to repayment by a Fund only within three years following the date on which the relevant fee waiver or expense reimbursement was made by the Adviser, JOH Ltd., or Trillium. In no event will a Fund be obligated to pay any fees waived or expenses reimbursed with respect to any other Fund of the Trust or to any AIT Predecessor Fund or any other series of PMP advised by Trillium that are intended to be reorganized into series of the Trust other than a Fund’s corresponding AIT Predecessor Fund or Trillium Predecessor SMID Fund, as set forth in the AIT Plans or Trillium Plan, as applicable.

3.	Term and Termination

The Maximum Operating Expense Limit with respect to a Fund and its share classes shall be effective for the period set forth on Schedule A hereto, which may be amended to shorten such period only by the Board of Trustees of the Trust. All other provisions of this Agreement shall continue from time to time unless terminated by the Trust or the Adviser upon written notice. Any notice of termination of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement. For the avoidance of doubt, any obligation of a Fund pursuant to Section 2 of this Agreement shall not be discharged by the Adviser’s termination of this Agreement unless expressly agreed in writing by the Adviser and such Fund.

4.	Amendment

No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

5.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

6.	Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust establishing the Trust, as amended or restated from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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IN WITNESS WHEREOF, the parties hereto have executed this Expense Limitation Agreement as of the date first above written.

PERPETUAL AMERICAS FUNDS TRUST		JOHCM (USA) INC

By:	/s/ David Lebisky	By:	/s/ Jonathan Weitz
Name:	David Lebisky	Name:	Jonathan Weitz
Title:	Chief Compliance Officer	Title:	Chief Operating Officer

[Signature Page to the Second Amended and Restated Expense Limitation Agreement]

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

Revised as of February 1, 2024

MAXIMUM OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Limit[2]
JOHCM Emerging Markets Opportunities Fund	Institutional Shares	104bps	February 1, 2025
	Advisor Shares	114bps	February 1, 2025
	Investor Shares	129bps	February 1, 2025
	Class Z Shares	104bps	February 1, 2025

JOHCM Emerging Markets Discovery Fund (formerly the JOHCM Emerging Markets Small Mid Cap Equity Fund)	Institutional Shares	149bps	February 1, 2025
	Advisor Shares	159bps	February 1, 2025
	Investor Shares	174bps	February 1, 2025
	Class Z Shares	149bps	February 1, 2025

JOHCM Global Select Fund	Institutional Shares	98bps	February 1, 2025
	Advisor Shares	108bps	February 1, 2025
	Investor Shares	123bps	February 1, 2025
	Class Z Shares	98bps	February 1, 2025

JOHCM International Opportunities Fund	Institutional Shares	88bps	February 1, 2026[3]
	Advisor Shares	98bps	February 1, 2026[3]
	Investor Shares	113bps	February 1, 2026[3]
	Class Z Shares	88bps	February 1, 2026[3]

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]

The expense cap shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annually by JOHCM (USA) Inc and the Board of Trustees of the Trust.

[3]

Recoupable Fees/Expenses and AIT Predecessor Recoupable Fees/Expenses will continue to accrue but will not be paid to the Adviser prior to the earlier of February 1, 2026 and the termination date of the Amended and Restated Supplemental Expense Limitation Agreement dated as of February 1, 2024.

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Limit[2]

JOHCM International Select Fund	Institutional Shares	98bps	February 1, 2025
	Investor Shares	121bps	February 1, 2025
	Class Z Shares	98bps	February 1, 2025

Regnan Global Equity Impact Solutions	Institutional Shares	89bps	February 1, 2025
	Advisor Shares	99bps	February 1, 2025
	Investor Shares	114bps	February 1, 2025
	Class Z Shares	89bps	February 1, 2025

Regnan Sustainable Water and Waste Fund	Institutional Shares	89bps	February 1, 2025
	Advisor Shares	99bps	February 1, 2025
	Investor Shares	114bps	February 1, 2025
	Class Z Shares	89bps	February 1, 2025

TSW Emerging Markets Fund	Institutional Shares	99bps	February 1, 2025
	Advisor Shares	109bps	February 1, 2025
	Investor Shares	124bps	February 1, 2025
	Class Z Shares	99bps	February 1, 2025

TSW High Yield Bond Fund	Institutional Shares	65bps	February 1, 2025
	Advisor Shares	75bps	February 1, 2025
	Investor Shares	90bps	February 1, 2025
	Class Z Shares	65bps	February 1, 2025

TSW Large Cap Value Fund	Institutional Shares	73bps	February 1, 2025
	Advisor Shares	83bps	February 1, 2025
	Investor Shares	98bps	February 1, 2025
	Class Z Shares	73bps	February 1, 2025

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Limit[2]

Trillium ESG Global Equity Fund	Institutional Shares	99bps	February 1, 2025
	Advisor Shares	109bps	February 1, 2025
	Investor Shares	124bps	February 1, 2025
	Class Z Shares	99bps	February 1, 2025

Trillium ESG Small/Mid Cap Fund	Institutional Shares	97bps	February 1, 2025
	Advisor Shares	107bps	February 1, 2025
	Investor Shares	122bps	February 1, 2025
	Class Z Shares	97bps	February 1, 2025

Schedule A to the Expense Limitation Agreement is hereby Agreed and Acknowledged as of the date first above written:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

[Signature Page to Schedule A of the Second Amended and Restated Expense Limitation Agreement]